Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 7, 2022

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2022 Second Quarter Results
•Sales of $487 million increased 10 percent year-over-year
•Earnings per diluted share (EPS) of $0.37 and adjusted EPS of $0.35
•Strong operating leverage driving significant improvement in operating margin
•Solid year-to-date cash flow from operations of $58 million
•Repurchased $23 million of common stock in the quarter; $35 million year-to-date
PITTSBURGH, (February 7, 2022) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2022 second quarter ended December 31, 2021, with earnings per diluted share (EPS) of $0.37, compared with $0.23 in the prior year quarter, and adjusted EPS of $0.35, compared with adjusted EPS of $0.16 in the prior year quarter.
“We posted strong results again this quarter, reflected in both operating leverage and free operating cash flow. As expected, we delivered year-over-year and sequential growth in all our end markets, with the exception of Transportation where supply chain issues continue to challenge our customers. Our results also demonstrated continued success in the execution on our Commercial and Operational Excellence programs, including wins in key growth areas like electric vehicles and further pricing actions to address inflationary pressures,” said Christopher Rossi, President and CEO.
Rossi continued, “Underlying demand is strong and we expect higher than normal sequential sales trends through the balance of the fiscal year despite the continuing macroeconomic uncertainty. We maintain our expectation of strong operating leverage for the full year and remain confident in our long-term growth and profitability strategy as demonstrated by our ongoing share repurchase program.”

Fiscal 2022 Second Quarter Key Developments
Sales of $487 million increased 10 percent from $441 million in the prior year quarter, reflecting organic growth of 11 percent, partially offset by an unfavorable business days effect of 1 percent.
Operating income was $48 million, or 9.8 percent of sales, compared to $19 million, or 4.3 percent of sales, in the prior year quarter. The increase in operating income was due primarily to organic sales growth, $2 million of net benefit from the reversal of restructuring and related charges compared to charges of $4 million in the prior year quarter, favorable pricing, favorable product mix and approximately $4 million of incremental simplification/modernization benefits, partially offset by higher raw material costs of $12 million and approximately $10 million due to the restoration of salaries and other cost-control measures that were taken in the prior year. Adjusted operating income was $45 million, or 9.2 percent margin, compared to $23 million, or 5.3 percent margin, in the prior year quarter.

Reported EPS in the current quarter includes differences in annual projected tax rates of $0.01, offset by the net benefit from the reversal of restructuring and related charges of $0.02 and a post-closing gain on the New Castle divestiture of $0.01. Reported EPS in the prior year quarter includes restructuring and related charges of $0.04, offset by differences in annual projected tax rates of $0.11.
The reported effective tax rate (ETR) for the quarter was 25.9 percent and the adjusted ETR was 26.5 percent (both provisions on income), compared to reported ETR of 39.0 percent (benefit from income) and adjusted ETR of 24.7 percent (provision on income) in the prior year quarter. The year-over-year change in both the reported and adjusted ETR is due primarily to higher pretax income in the current year.
Year-to-date net cash flow provided by operating activities was $58 million compared to $67 million in the prior year period. The change in net cash flow provided by operating activities was driven primarily by higher net income that was more than offset by working capital adjustments primarily resulting from higher sales and raw material prices. Year-to-date free operating cash flow (FOCF) was $21 million compared to negative $0.4 million in the prior year period. The improvement in FOCF was driven primarily by higher net income and lower net capital expenditures related to simplification/modernization initiatives, partially offset by working capital adjustments.
During the quarter, the Company repurchased $23 million of Kennametal common stock under its share repurchase program. Year-to-date the Company has repurchased $35 million of common stock of the $200 million three-year program.

Outlook
The Company’s expectations for the third quarter of fiscal 2022 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $500 million to $520 million
•Adjusted operating income expected to be at least $55 million
Annual Outlook:
•Strong operating leverage for the full year
•Prior year temporary cost controls of approximately $25 million (affected first half)
•Free operating cash flow at approximately 100 percent of adjusted net income
•Capital spending is now expected to be $110 million to $120 million
•Primary working capital trending toward 30 percent of sales by year-end
•Adjusted ETR is now expected to be 26 - 28 percent
The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $299 million increased 6 percent from $283 million in the prior year quarter, driven by organic growth of 7 percent, partially offset by an unfavorable business days effect of 1 percent. Operating income was $28 million, or 9.3 percent of sales, compared to $14 million, or 4.8 percent of sales, in the prior year quarter. The increase in operating income was due primarily to organic sales growth, $2 million of net benefit from the reversal of restructuring and related charges compared to charges of $4 million in the prior year quarter, favorable pricing, approximately $4 million of incremental simplification/modernization benefits and favorable product mix, partially offset by approximately $8 million due to the restoration of salaries and other cost-control measures that were taken in the prior year. Adjusted operating income was $26 million, or 8.8 percent margin, compared to $17 million, or 6.1 percent margin, in the prior year quarter.
Infrastructure sales of $188 million increased 19 percent from $158 million in the prior year quarter, driven by organic growth of 18 percent and a favorable currency exchange effect of 1 percent. Operating income was $20 million, or 10.6 percent of sales, compared to $6 million, or 4.0 percent of sales, in the prior year quarter. The increase in operating income was due primarily to organic sales growth, favorable pricing and favorable product mix, partially offset by higher raw material costs and approximately $2 million due to the restoration of salaries and other cost-control measures that were taken in the prior year. Adjusted operating income was $19 million, or 10.1 percent margin, compared to $7 million, or 4.4 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on March 1, 2022 to shareholders of record as of the close of business on February 15, 2022.
The Company will host a conference call to discuss its second quarter fiscal 2022 results on Tuesday, February 8, 2022 at 8:00 a.m. Eastern Time. The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.”
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow, capital expenditures and effective tax rate for fiscal year 2022 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: the duration and spread of the COVID-19 pandemic, the emergence of more contagious or virulent strains of the virus, its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally, including as a result of travel restrictions, business and workforce disruptions associated with the pandemic, the success of preventative measures to contain or mitigate the spread of the virus and emerging variants, and the effectiveness, distribution and acceptance of COVID-19 vaccines; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,600 employees are helping customers in more than 60 countries stay competitive. Kennametal generated $1.8 billion in revenues in fiscal 2021. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2021	2020	2021	2020
Sales	$486,673	$440,507	$970,182	$840,812
Cost of goods sold	333,718	318,978	656,477	614,210
Gross profit	152,955	121,529	313,705	226,602
Operating expense	106,654	97,758	209,348	191,097
Restructuring (benefits) charges and asset impairment charges	(3,460)	1,390	(3,270)	26,967
Gain on divestiture	(1,001)	—	(1,001)	—
Amortization of intangibles	3,257	3,347	6,517	6,681
Operating income	47,505	19,034	102,111	1,857
Interest expense	6,460	8,317	12,781	18,896
Other income, net	(3,142)	(3,857)	(6,601)	(7,875)
Income (loss) before income taxes	44,187	14,574	95,931	(9,164)
Provision for (benefit from) income taxes	11,462	(5,676)	25,454	(8,554)
Net income (loss)	32,725	20,250	70,477	(610)
Less: Net income attributable to noncontrolling interests	1,304	862	2,858	1,677
Net income (loss) attributable to Kennametal	$31,421	$19,388	$67,619	$(2,287)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings (loss) per share	$0.38	$0.23	$0.81	$(0.03)
Diluted earnings (loss) per share	$0.37	$0.23	$0.80	$(0.03)
Basic weighted average shares outstanding	83,637	83,582	83,759	83,451
Diluted weighted average shares outstanding	84,374	84,197	84,502	83,451

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2021	June 30, 2021
ASSETS
Cash and cash equivalents	$101,799	$154,047
Accounts receivable, net	272,592	302,945
Inventories	533,016	476,345
Other current assets	76,794	71,470
Total current assets	984,201	1,004,807
Property, plant and equipment, net	1,022,770	1,055,135
Goodwill and other intangible assets, net	386,328	397,656
Other assets	217,573	208,163
Total assets	$2,610,872	$2,665,761
LIABILITIES
Revolving and other lines of credit and notes payable	$12,228	$8,365
Accounts payable	185,857	177,659
Other current liabilities	212,898	251,370
Total current liabilities	410,983	437,394
Long-term debt	592,731	592,108
Other liabilities	250,585	268,054
Total liabilities	1,254,299	1,297,556
KENNAMETAL SHAREHOLDERS’ EQUITY	1,316,022	1,329,608
NONCONTROLLING INTERESTS	40,551	38,597
Total liabilities and equity	$2,610,872	$2,665,761

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2021	2020	2021	2020
Outside Sales:
Metal Cutting	$298,581	$282,917	$597,011	$530,793
Infrastructure	188,092	157,590	373,171	310,019
Total sales	$486,673	$440,507	$970,182	$840,812
Sales By Geographic Region:
Americas	$225,862	$194,257	$451,596	$373,892
EMEA	147,278	137,219	295,609	259,982
Asia Pacific	113,533	109,031	222,977	206,938
Total sales	$486,673	$440,507	$970,182	$840,812
Operating income (loss):
Metal Cutting	$27,895	$13,693	$57,059	$(9,933)
Infrastructure	19,971	6,265	46,007	13,533
Corporate (1)	(361)	(924)	(955)	(1,743)
Total operating income	$47,505	$19,034	$102,111	$1,857
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended December 31, 2021 include the net benefit from the reversal of restructuring and related charges, gain on the New Castle divestiture and differences in projected annual tax rates. Adjustments for the three months ended December 31, 2020 include restructuring and related charges and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the third quarter or full fiscal year of 2022 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED DECEMBER 31, 2021 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$486,673	$47,505	25.9%	$31,421	$0.37
Reported operating margin		9.8%
Net benefit from reversal of restructuring and related charges	—	(1,682)	(7.4)	(1,808)	(0.02)
Gain on New Castle divestiture	—	(1,001)	21.0	(791)	(0.01)
Differences in projected annual tax rates	—	—	(13.0)	395	0.01
Adjusted results	$486,673	$44,822	26.5%	$29,217	$0.35
Adjusted operating margin		9.2%
(2) Attributable to Kennametal.

THREE MONTHS ENDED DECEMBER 31, 2021 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$298,581	$27,895	$188,092	$19,971
Reported operating margin		9.3%		10.6%
Net benefit from reversal of restructuring and related charges	—	(1,671)	—	(12)
Gain on New Castle divestiture	—	—	—	(1,001)
Adjusted results	$298,581	$26,224	$188,092	$18,958
Adjusted operating margin		8.8%		10.1%

THREE MONTHS ENDED DECEMBER 31, 2020 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$440,507	$19,034	(39.0)%	$19,388	$0.23
Reported operating margin		4.3%
Restructuring and related charges	—	4,233	17.3	3,501	0.04
Differences in projected annual tax rates	—	—	46.4	(9,583)	(0.11)
Adjusted results	$440,507	$23,267	24.7%	$13,306	$0.16
Adjusted operating margin		5.3%
(2) Attributable to Kennametal.

THREE MONTHS ENDED DECEMBER 31, 2020 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$282,917	$13,693	$157,590	$6,265
Reported operating margin		4.8%		4.0%
Restructuring and related charges	—	3,528	—	702
Adjusted results	$282,917	$17,221	$157,590	$6,967
Adjusted operating margin		6.1%		4.4%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended December 31,
(in thousands)	2021	2020
Net cash flow provided by operating activities	$57,804	$67,352
Purchases of property, plant and equipment	(37,736)	(68,616)
Disposals of property, plant and equipment	598	904
Free operating cash flow	$20,666	$(360)

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended December 31, 2021	Metal Cutting	Infrastructure	Total
Organic sales growth	7%	18%	11%
Foreign currency exchange effect (3)	—	1	—
Business days effect (4)	(1)	—	(1)
Sales growth	6%	19%	10%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.